Exhibit 4.4

HANGER, INC.

Restricted Stock Unit Agreement for Employees

THIS AGREEMENT (this “Agreement”) is made by and between HANGER, INC., a Delaware corporation (the “Company”), and the employee (the “Employee”) identified on the Company’s online electronic list of persons to whom a grant of restricted stock units has been made by the Company.

W I T N E S S E T H:

WHEREAS, the Company desires to award to the Employee restricted stock units relating to the Company’s common stock, par value $.01 per share (the “Common Stock”), under the Company’s 2019 Omnibus Incentive Plan (the “Plan”) in consideration for the Employee’s service to the Company and its Affiliates.

NOW, THEREFORE, the parties hereto, intending to be legally bound, do agree as follows:

1.             Award of Restricted Stock Units.  Subject to the terms and conditions of this Agreement and the Plan, the Employee is granted restricted stock units relating to the number of shares of Common Stock as set forth on the Company’s online electronic list as being granted to the Employee (hereinafter such units are referred to as the “Restricted Stock Units”) as of the date shown on the Company’s online electronic list as being the date of grant to the Employee (the “Grant Date”).

2.             Restricted Stock Units Non-Assignable and Non-Transferable.  Each Restricted Stock Unit and all rights under this Agreement shall be non-assignable and non-transferable other than by will or the laws of descent and distribution in accordance with the Plan and may not be sold, pledged, hypothecated, assigned or transferred, except only as to such shares of Common Stock, if any, which have been issued in settlement of the Restricted Stock Units upon vesting pursuant to the terms of the Plan and this Agreement.  The foregoing prohibition against transfer or assignment, together with the obligation to forfeit the Restricted Stock Units upon termination of service with the Company and/or its Affiliates as set forth in Section 3 of this Agreement are herein collectively referred to as the “Forfeiture Restrictions.”  The Forfeiture Restrictions shall be binding upon and enforceable against any transferee of the Restricted Stock Units.

3.   Termination of Employment.  In the event the Employee, while employed with the Company or its Affiliates, becomes totally and permanently disabled (within the meaning of Code Section 409A) or dies, each of the then unvested Restricted Stock Units will immediately vest in full as of the date of such total and permanent disability or death.  In the event of the Employee’s termination of employment with the Company or its Affiliates for Cause (as defined in the Plan) or in the event of termination of employment by the Employee, any then unvested Restricted Stock Units shall be forfeited and cancelled as of the date of such termination of employment.  In the event of the Employee’s termination of employment with the Company or its Affiliates other than by reason of total and permanent disability or death, termination for Cause, or termination of employment by the Employee, any then unvested Restricted Stock Units shall be forfeited and cancelled as of the date that is ninety (90) days after the date of such termination of employment unless such unvested Restricted Stock Units vest on or before that date which is ninety (90) days after such termination of employment.  Notwithstanding the foregoing, in the event of the Employee’s termination of employment following a change of control, Section 17(c) of the Plan applies.  Notwithstanding the foregoing, if the Employee has in effect an employment agreement that requires that the Restricted Stock Units be treated differently than as described herein upon a specific type of termination, then the terms of the Employee’s employment agreement shall apply in lieu of the provisions hereof.

4.             Vesting of Restricted Stock Units.  Subject to Section 3, the Restricted Stock Units are subject to vesting at the rate of twenty-five percent (25%) of the total number of Restricted Stock Units subject to this Agreement on each of the first four anniversaries of the Grant Date, provided that the Employee has been continuously employed by the Company and/or its Affiliates from the Grant Date through each such anniversary of the Grant Date.

5.             Issuance of Shares.  As soon as practicable (but not more than thirty (30) days) after Restricted Stock Units vest under this Agreement (subject to any six-month delay to the extent required to comply with the provisions of Code Section 409A applicable to specified employees), the Company shall issue a number of shares of Common Stock to the Employee equal to the number of Restricted Stock Units that have vested.  The Company shall issue a certificate or certificates evidencing such shares of Common Stock in the name of the Employee or shall make an appropriate book entry.

6.             Limitation of Rights.

(a)  No Right to Continue as an Employee.  Neither the Plan nor the grant of the Restricted Stock Units shall constitute or be evidence of any agreement or understanding, express or implied, that the Employee has a right to continue as an employee of the Company or any of its subsidiaries for any period of time, or at any particular rate of compensation.

(b)  No Stockholder’s Rights as to Restricted Stock Units.  The Employee shall have no rights as a stockholder with respect to the shares of Common Stock subject to Restricted Stock Units granted hereunder until the date such shares are issued to the Employee, and no adjustment will be made for any dividends or other rights for which the record date is prior to the date of the vesting of the Restricted Stock Units.  After Restricted Stock Units have vested, the Employee will be entitled to receive shares of Common Stock subject to the Restricted Stock Units that have vested and shall be entitled to receive a payment equal to any dividends or other rights for which the record date is on or after the vesting of the Restricted Stock Units.

(c)  Restrictions on Sales of Shares.  By accepting the grant of the Restricted Stock Units, the Employee agrees not to sell any shares of Common Stock acquired in connection with the Restricted Stock Units other than as set forth in the Plan and at a time when applicable laws, Company policies or an agreement between the Company and its underwriters do not prohibit a sale.

7.             Taxes.  The Employee (and not the Company or any Affiliate) shall be responsible for the Employee’s federal, state, local or foreign tax liability and any of the Employee’s other tax consequences that may arise as a result of the transactions contemplated by this Agreement.  The

Employee shall rely solely on the determinations of the Employee’s own tax advisors or the Employee’s own determinations, and not on any statements or representations by the Company or any of its agents, with regard to all such tax matters.  To the extent that the receipt, vesting or settlement of the Restricted Stock Units, or other event, results in income to the Employee for federal, state or local income tax purposes, the Employee shall deliver to the Company or its Affiliate at the time the Company or its Affiliate is obligated to withhold taxes in connection with such receipt, vesting, settlement or other event, as the case may be, such amount as the Company or its Affiliate requires to meet its withholding obligation under applicable tax laws or regulations, and if the Employee fails to do so, the Company shall not be obligated to deliver any shares of Common Stock to the Employee and shall have the right and authority to deduct or withhold from other compensation payable to the Employee an amount sufficient to satisfy its withholding obligations.

8.             Incorporation by Reference.  The terms of the Plan to the extent not stated herein are expressly incorporated herein by reference and in the event of any conflict between this Agreement and the Plan, the terms of the Plan shall govern, control and supersede over the provisions of this Agreement.  Capitalized terms used in this Agreement and not defined shall have the meanings given in the Plan.

9.             Entire Agreement.  The Plan and this Agreement constitute the entire understanding of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof.  Employee expressly warrants that Employee is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein.

All of the terms and conditions of this Agreement are hereby confirmed, ratified, approved and accepted by the Company and by the Employee, who has accepted this Agreement and its terms pursuant to Employee’s electronic submission of Employee’s confirmation of this Agreement in accordance with the instructions contained on the online website maintained for the benefit of the Company for grants of restricted stock units by the Company.